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PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE

                        NATIONAL REALTY, L. P. ANNOUNCES
                AGREEMENT TO NOMINATE SUCCESSOR GENERAL PARTNER

DALLAS, Apr. 26, 1995--National Realty, L.P. (ASE: NLP) ("National Realty") today announced that an agreement had been entered into which provides for the nomination of a successor general partner of National Realty. The agreement is subject to approval of the Supervising Judge who was appointed in connection with the previously-reported 1990 settlement of a class action entitled Joseph
B. Moorman, et al. v. Southmark Corporation, et al. (the "Moorman Settlement"). The Moorman Settlement had established a five-year plan which, among other things, required the appointment and operation of an Oversight Committee and, under certain circumstances, would require the replacement of Syntek Asset Management, L.P. ("SAMLP") as the general partner of National Realty.

On January 27, 1995, National Realty, SAMLP, the Oversight Committee and William H. Elliott executed an Implementation Agreement which provides for the nomination of an entity controlled by Mr. Elliott to be the successor general partner and for the resolution of all related matters under the Moorman Settlement. The Implementation Agreement was subject to receipt of a notice from Mr. Elliott that he consented to stand for election as the successor general partner. On April 20, 1995, Mr. Elliott formally notified the parties that he would stand for such election.

Mr. Elliott currently serves as President of WHE, Inc. in Beverly Hills, California. He is the former Chairman and Chief Executive Officer of Angeles Corporation, a real estate investment company located in Los Angeles, California.


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The Implementation Agreement shall be submitted to the Supervising Judge for tentative approval and approval of the notice to be sent to the original class members. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the unitholders of National Realty for a vote. In addition, the unitholders will vote upon amendments to the National Realty partnership agreement which relate to the proposed compensation of the successor general partner and other related matters.

Upon approval by the unitholders, SAMLP shall withdraw as general partner and the successor general partner shall take office. If the required approvals are obtained, National Realty anticipates that the successor general partner may be elected and take office during the third or fourth quarter of 1995.

The Implementation Agreement provides that SAMLP, and its affiliates owning units in National Realty, shall not vote to remove the successor general partner, except for removal with cause, for a period of thirty months from the date the successor general partner takes office. In addition, the Supervising Judge shall make a determination of any amounts which National Realty may owe to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP or its affiliates may owe to National Realty. Any amounts which National Realty may be determined to owe to SAMLP may be paid by National Realty over a period of time to be determined by the parties on terms which shall not hinder National Realty's ability to meet its other financial obligations.

Upon the election and taking office of the successor general partner, the Moorman Settlement plan and the Oversight Committee shall be terminated. If the successor general partner is not elected, the existing Moorman Settlement shall remain in full force

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and effect and all of the provisions of the Implementation Agreement shall be voided.


Kenneth R. Kelly, Chairman of the Oversight Committee, commented that: "The Committee is pleased that an experienced real estate executive of Mr. Elliott's calibre has agreed to stand for election as general partner of National Realty, L.P."

Oscar W. Cashwell, President of Syntek Asset Management, Inc., the general partner of SAMLP, stated that: "The proposal will resolve the uncertainties and expenses relating to the Moorman Settlement and allow the new general partner to concentrate his efforts on realizing value for the National Realty unitholders."

National Realty, L.P. is a national real estate investment partnership engaged in the acquisition, financing, operation and sale of real estate and related assets.

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For more information, please contact:
Kevin LeBlanc, Manager, Investor Relations (214) 692-4800